Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Daniel Platt, ext. 1029	July 29, 2014
Shelly Oates, ext. 3202

UGI Reports Strong Third Quarter Earnings, Confirms Guidance

VALLEY FORGE, Pa., July 29 - UGI Corporation (NYSE: UGI) today reported net income attributable to UGI, as determined in accordance with GAAP, of $20.6 million, or $0.18 per diluted share, for the third quarter of fiscal 2014 ended June 30, 2014, compared to $9.1 million, or $0.08 per diluted share, for the third quarter of fiscal 2013. Adjusted net income attributable to UGI was $17.1 million, or $0.15 per diluted share, for the third quarter of fiscal 2014, compared to $12.4 million, or $0.11 per diluted share, for the prior-year period. Adjusted net income attributable to UGI excludes the impact of mark-to-market changes in unsettled commodity hedging instruments at Midstream & Marketing and AmeriGas Propane.

The increase in adjusted net income attributable to UGI reflects improved results in the Midstream and Marketing business unit, and to a much lesser extent, improved results at Gas Utility. In addition, AmeriGas contributed a smaller seasonal loss compared to the prior-year period. The increased net income was partially offset by lower net income from UGI International primarily due to the effects of significantly warmer spring weather.

Midstream and Marketing saw improved performance driven by the continued benefits derived from our Marcellus midstream assets, including incremental revenues from the Auburn Pipeline extension placed into service in the first quarter. Gas Utility remains on pace to convert a record number of residential and commercial customers from heating oil to clean-burning, affordable natural gas.

John L. Walsh, president and chief executive officer of UGI, said, “I am pleased to report strong third quarter results, illustrating the strength and diversified earnings power of UGI. Looking to the future, construction of the previously announced Auburn Loop is on schedule with deliveries beginning in the fall of 2014. Also, we continue to move forward with the regulatory approval process associated with the acquisition of Total’s LPG business in France, which distributed over 265 million retail gallons in 2013, serving residential, commercial, industrial, and autogas customers.”

Walsh continued, “Based upon our results to date and our assessment of business conditions for the remainder of the fiscal year, we continue to anticipate fiscal 2014 adjusted earnings in the range of $2.95 to $3.05 per diluted share.”

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UGI Reports Record Third Quarter Earnings, Confirms Guidance	Page 2

Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:

For the three months ended June 30,	2014	2013	Increase (Decrease)
Revenues	$613.2	$581.7	$31.5	5.4%
Total margin (a)	$272.4	$276.0	$(3.6)	(1.3)%
Operating and administrative expenses	$225.1	$227.2	$(2.1)	(0.9)%
Partnership EBITDA	$55.0	$56.3	$(1.3)	(2.3)%
Operating income	$7.2	$3.8	$3.4	89.5%
Retail gallons sold	215.6	224.7	(9.1)	(4.0)%
Degree days - % colder (warmer) than normal	(9.3)%	0.5%
Capital expenditures	$29.3	$26.3	$3.0	11.4%

•	The decrease in retail gallons sold is a reflection of, among other things, weather that was approximately 9.3% warmer than normal compared with weather that was about normal in the prior-year period.

•	Retail propane revenues increased as a result of higher average selling prices, largely due to higher propane product costs, but were partially offset by lower retail volumes sold.

•	The average wholesale cost of propane at Mt. Belvieu, Texas was 16% higher than the prior-year three-month period.

•	The decrease in total margin is largely attributable to a decrease in retail volumes sold, but partially offset by modestly higher average retail propane unit margins.

•	Operating and administrative expenses in the prior-year period include $9.9 million of transition expenses associated with the integration of Heritage Propane.

•
Excluding the Heritage transition expenses, operating income and administrative expenses increased $7.8 million in the 2014 three-month period primarily reflecting higher payroll and benefits, general insurance and advertising expenses.

•	Operating income increased in the period primarily reflecting lower depreciation expense.

UGI International:

For the three months ended June 30,	2014	2013	Increase (Decrease)
Revenues	$481.5	$431.8	$49.7	11.5%
Total margin (a)	$136.7	$148.3	$(11.6)	(7.8)%
Operating and administrative expenses	$112.5	$107.7	$4.8	4.5%
Operating income	$6.8	$21.1	$(14.3)	(67.8)%
Income (loss) before income taxes	$(1.0)	$13.7	$(14.7)	(107.3)%
Retail gallons sold	117.2	126.6	(9.4)	(7.4)%
Degree days - % colder (warmer) than normal:
Antargaz	(19.8)%	19.7%
Flaga	(15.5)%	(7.2)%
Capital expenditures	$20.4	$15.7	$4.7	29.9%

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UGI Reports Record Third Quarter Earnings, Confirms Guidance	Page 3

•	Weather in each of the European LPG operations was significantly warmer than normal and the prior-year period.

•
Total retail gallons were slightly lower than the prior-year period reflecting the effects of significantly warmer weather, partially offset by incremental retail gallons associated with the BP Poland acquisition.

•	Average wholesale propane price in Northwest Europe and the wholesale commodity price for butane were 2% and 3% higher, respectively, than the prior-year period.

•
Total margin decreased, principally reflecting the effects of the lower retail LPG gallons sold and slightly lower average retail unit margins at Antargaz partially offset by the effects of the stronger euro.

•
Decreases in operating income and income before taxes during the 2014 three-month period reflect lower total margin and increased operating and administrative costs at Flaga as a result of the BP Poland acquisition.

•	The average euro-to-dollar translation rate for the current quarter was approximately $1.37 compared with $1.30 for the prior-year period.

Gas Utility:

For the three months ended June 30,	2014	2013	Increase (Decrease)
Revenues	$128.3	$126.7	$1.6	1.3%
Total margin (a)	$79.1	$74.3	$4.8	6.5%
Operating and administrative expenses	$47.0	$43.5	$3.5	8.0%
Operating income	$17.1	$14.2	$2.9	20.4%
Income before income taxes	$7.3	$5.0	$2.3	46.0%
System throughput - billions of cubic feet (“bcf”)
Core market	9.2	8.8	0.4	4.5%
Total	37.5	35.9	1.6	4.5%
Degree days - % colder (warmer) than normal	(6.3)%	(7.1)%
Capital expenditures	$35.9	$37.3	$(1.4)	(3.8)%

•	Weather during the quarter was 6.3% warmer than normal and slightly colder than the prior-year period.

•	Total system throughput increased slightly due to a net increase in large firm and interruptible delivery service volumes, and to a lesser extent, higher core market volumes.

•	Revenue increased as a result of higher revenues from core market and large firm delivery service customers on higher throughput, but was offset by lower revenues from off-system sales.

•	Total margin increased primarily due to higher core market and large firm delivery margins, a result of greater throughput to these customers.

•	Operating income increased due to the increase in total margin partially offset by higher operating and administrative expenses.

•	The increase in income before income taxes reflects greater operating income partially offset by slightly higher interest expense as a result of higher long-term debt outstanding.

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UGI Reports Record Third Quarter Earnings, Confirms Guidance	Page 4

Midstream & Marketing:

For the three months ended June 30,	2014	2013	Increase (Decrease)
Revenues	$265.7	$248.4	$17.3	7.0%
Total margin (a)	$49.1	$25.9	$23.2	89.6%
Operating and administrative expenses	$16.9	$14.7	$2.2	15.0%
Operating income	$26.1	$7.0	$19.1	272.9%
Income before income taxes	$25.6	$6.4	$19.2	300.0%
Capital expenditures	$13.1	$26.4	$(13.3)	(50.4)%

•
Revenue increased primarily reflecting higher natural gas revenue ($13.2 million), greater capacity management, natural gas storage and natural gas gathering total revenues ($11.4 million), and to a lesser extent, higher Electric Generation revenue ($4.6 million). These increases were partially offset by lower retail power sales revenue ($8.4 million) on lower volumes sold.

•	The increase in natural gas gathering revenues principally reflects incremental revenues from the Auburn pipeline extension which was placed into service during the first quarter of 2014.

•
Total margin increased $23.2 million (89.6%) reflecting higher capacity management, storage and natural gas gathering total margin ($11.7 million), an increase in retail natural gas marketing total margin ($10.6 million) and higher Electric Generation total margin ($2.0 million).

•	Midstream and Marketing margins continued to benefit from locational basis differences for the transportation of natural gas during the three months ended June 30, 2014.

•
Operating income and income before income taxes increased due to the previously mentioned significant increase in total margin partially offset by higher operating, administrative and depreciation expenses.

•	The higher operating, administrative and depreciation expenses are principally a result of increased expenses associated with the increased investment in natural gas gathering assets.

(a)	Total margin represents total revenues less total cost of sales.

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 9:00 AM ET on Wednesday, July 30, 2014. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on Wednesday, July 30 through 11:59 PM ET on Wednesday, August 6. The replay may be accessed at 1-855-859-2056, and internationally at 1-404-537-3406, conference ID 69809906.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and those involving Russia, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our acquisitions, commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-09	###	7/29/2014

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013	2014	2013
Revenues:
AmeriGas Propane	$613.2	$581.7	$3,152.7	$2,636.9	$3,684.6	$3,147.7
UGI International	481.5	431.9	1,889.3	1,780.2	2,288.3	2,121.0
Gas Utility	128.3	126.7	880.0	743.6	975.4	832.2
Midstream & Marketing	265.7	248.4	1,160.3	810.9	1,387.0	989.6
Corporate & Other (a)	(2.0)	(14.4)	(116.4)	(35.9)	(110.4)	(28.8)
Total revenues	$1,486.7	$1,374.3	$6,965.9	$5,935.7	$8,224.9	$7,061.7
Operating income (loss):
AmeriGas Propane	$7.2	$3.8	$471.7	$407.5	$458.6	$369.4
UGI International	6.8	21.1	127.5	160.5	114.0	159.2
Gas Utility	17.1	14.2	233.7	189.7	240.5	193.2
Midstream & Marketing	26.1	7.0	183.7	77.9	195.8	85.1
Corporate & Other (a)	5.5	(4.6)	(1.6)	7.8	(6.2)	21.5
Total operating income	62.7	41.5	1,015	843.4	1,002.7	828.4
(Loss) income from equity investees	(0.1)	0.0	(0.1)	0.1	(0.6)	0.0
Interest expense:
AmeriGas Propane	(41.4)	(41.2)	(125.0)	(125.4)	(166.2)	(166.7)
UGI International	(7.7)	(7.4)	(22.9)	(22.8)	(30.5)	(30.6)
Gas Utility	(9.8)	(9.2)	(26.6)	(28.1)	(35.9)	(38.1)
Midstream & Marketing	(0.5)	(0.6)	(2.5)	(2.4)	(3.3)	(3.6)
Corporate & Other, net (a)	(0.7)	(0.8)	(1.9)	(2.1)	(2.5)	(2.8)
Total interest expense	(60.1)	(59.2)	(178.9)	(180.8)	(238.4)	(241.8)
Income (loss) before income taxes	2.5	(17.7)	836.0	662.7	763.7	586.6
Income tax expense	(15.2)	(5.1)	(243.4)	(176.0)	(230.2)	(168.3)
Net (loss) income	(12.7)	(22.8)	592.6	486.7	533.5	418.3
Add net loss (deduct net income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	33.3	31.9	(235.6)	(194.4)	(190.7)	(132.3)
Net income attributable to UGI Corporation	$20.6	$9.1	$357	$292.3	$342.8	$286.0
Earnings per share attributable to UGI shareholders:
Basic	$0.18	$0.08	$3.10	$2.57	$2.98	$2.52
Diluted	$0.18	$0.08	$3.06	$2.54	$2.94	$2.49
Average common shares outstanding (thousands):
Basic	115,370	114,240	115,121	113,693	114,989	113,483
Diluted	117,048	116,196	116,731	115,275	116,675	114,913
Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$(1.8)	$(3.5)	$66.4	$53.2	$60.7	$42.5
UGI International	0.4	8.4	66.6	97.3	52.0	89.5
Gas Utility	5.7	3.0	123.5	95.1	122.7	91.2
Midstream & Marketing	14.1	3.9	107.9	45.6	114.8	50.4
Corporate & Other (a)	2.2	(2.7)	(7.4)	1.1	(7.4)	12.4
Total net income attributable to UGI Corporation	$20.6	$9.1	$357.0	$292.3	$342.8	$286.0
(a) Corporate & Other includes, among other things, the elimination of certain intercompany transactions, gains and (losses) on Midstream & Marketing’s and, beginning April 1, 2014, AmeriGas Propane's commodity derivative instruments that are not associated with current period transactions, and consolidated effective tax rate adjustments.

(continued)

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)
(continued)

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

Management uses "adjusted net income attributable to UGI" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Adjusted net income attributable to UGI is net income attributable to UGI excluding (i) net after-tax gains and losses on commodity derivative instruments not associated with current period transactions at Midstream & Marketing and net after-tax gains and losses on commodity derivative instruments not associated with current period transactions at AmeriGas Propane for commodity derivative instruments entered into beginning April 1, 2014 and (ii) those items that management regards as highly unusual in nature and not expected to recur. Midstream & Marketing and AmeriGas Propane account for gains and losses on its commodity derivative instruments in earnings as a component of cost of sales or revenues. Volatility in net income at UGI can occur as a result of gains and losses on derivative instruments not associated with current period transactions but included in earnings in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. Management believes that these non-GAAP measures provide meaningful information to investors about UGI's performance because they eliminate the impact of (i) gains and losses on Midstream & Marketing's commodity derivative instruments, and gains and losses on AmeriGas Propane's commodity derivative instruments entered into beginning April 1, 2014, that are not associated with current period transactions and (ii) those items that management regards as highly unusual in nature and not expected to recur.

The following table reconciles consolidated net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI, and reconciles diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014	2013

Adjusted net income attributable to UGI Corporation:
Net income attributable to UGI Corporation	$20.6	$9.1	$357.0	$292.3	$342.8	$286.0
Net (gains) losses on Midstream & Marketing's
derivative instruments not associated with current period transactions	(4.1)	3.3	(0.6)	(4.7)	(0.2)	(11.4)
Net losses on AmeriGas Propane
commodity derivative instruments entered into beginning April 1, 2014, not associated with current period transactions, net of minority interest impact	0.6	—	0.6	—	0.6	—
Retroactive impact of change in French
tax law	—	—	5.7	—	5.7	—
Adjusted net income attributable to UGI Corporation	$17.1	$12.4	$362.7	$287.6	$348.9	$274.6

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014	2013

Adjusted diluted earnings per share:
UGI Corporation earnings per share - diluted	$0.18	$0.08	$3.06	$2.54	$2.94	$2.49
Net (gains) losses on Midstream & Marketing's
derivative instruments not associated with current period transactions (1)	(0.03)	0.03	—	(0.05)	—	(0.1)
Net (gains) on AmeriGas Propane
commodity derivative instruments entered into beginning April 1, 2014, not associated with current period transactions net of minority interest impact	—	—	—	—	—	—
Retroactive impact of change in French
tax law	—	—	0.05	—	0.05	—
Adjusted diluted earnings per share	$0.15	$0.11	$3.11	$2.49	$2.99	$2.39
(1) Includes the impact of rounding.